DIRECTOR COMPENSATION

                    The board of directors' general policy on director compensation is that compensation for independent directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Mr. Beattie) are not paid for board service in addition to their regular employee compensation. Effective as of June 22, 2004, non-employee directors (currently Messrs. Berens, Dooley, Mauran, Tatham and Thomas) are paid an annual retainer of $25,000 and a fee of $1,000 for each meeting of our board of directors attended or a committee of the board attended on a date separate from a board meeting. In the event a committee meeting is on the same date as a board meeting, the board member receives $500 for attending the committee meeting. A $3,500 annual retainer is paid to the audit committee chairperson and a $2,500 annual retainer is paid to the compensation committee chairperson. In addition to the cash compensation, non-employee directors receive a grant of stock options for 7,000 shares of our common stock under our Non-Employee Director Stock Option Plan upon re-election to the board at each annual meeting of shareholders. The options are exercisable three years after the date of grant, and the exercise price for each option is equal to the closing price of our common stock on the date of grant. In addition, our board members were reimbursed for all expenses incurred in connection with their activities as directors.